Exhibit 10.3

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”), is made and entered into as of this 18th day of May, 2020, by and among ScoutCam Inc., a Nevada corporation (the “Company”), M. Arkin (1999) Ltd. (“Arkin”) and Medigus Ltd. (“Medigus”) (together with Arkin, the “Stockholders”, and each individually a “Stockholder”).

RECITALS

Concurrently with the execution of this Agreement, the Company and Arkin are entering into a Securities Purchase Agreement providing for the sale of shares of common stock of the Company, par value $0.001 per share (“Common Stock”), and in connection with such agreement, the Company agreed to provide Arkin with the right to designate a representative to the board of directors of the Company (the “Board”).

NOW, THEREFORE, the parties agree as follows:

1. Voting Provisions Regarding Board of Directors.

1.1 Designation of Stockholder Board Member. Each Stockholder agrees to vote, or cause to be voted, all Shares owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, and to take such other actions required pursuant to the organizational documents of the Company or otherwise, in whatever manner as shall be necessary to ensure that (A) at each annual or special meeting of stockholders at which an election of directors is held or pursuant to any written consent of the stockholders, (a) one (1) person designated by Arkin shall be elected to the Board, for so long as Arkin, together with its Affiliates, continues to own beneficially at least eight (8%) of the issued and outstanding capital stock of the Company (“Arkin Director”), which individual shall initially be Irit Yaniv, unless otherwise provided by Arkin, and (b) (i) three (3) persons designated by Medigus shall be elected to the Board, for so long as Medigus, together with its Affiliates, continues to own beneficially at least thirty five (35%) of the issued and outstanding capital stock of the Company, or (ii) two (2) persons designated by Medigus for so long as Medigus, together with its Affiliates, continues to own beneficially less than thirty five (35%) and more than twenty (20%) of the issued and outstanding capital stock of the Company, or (iii) one (1) person designated by Medigus for so long as Medigus, together with its Affiliates, continues to own beneficially less than twenty (20%) and more than eight (8%) of the issued and outstanding capital stock of the Company (the “Medigus Directors”, and together with the Arkin Director, the “Stockholders Directors” and each individually a “Stockholder Director”), which individuals shall initially be Ronen Rosenbloom, Lior Amit and Issac Zilberman, unless otherwise provided by Medigus; and (B) the size of the Board shall be set and remain at a number that allows for the election of the Stockholders Directors.

For purposes of this Agreement, the term “Shares” shall mean and include any securities of the Company the holders of which are entitled to vote for members of the Board, including without limitation, all shares of Common Stock, by whatever name called, now owned or subsequently acquired by a Stockholder, however acquired, whether through stock splits, stock dividends, reclassifications, recapitalizations, similar events or otherwise. The term “Affiliate” means, with respect to any specified Stockholder, any other entity who, directly or indirectly, controls, is controlled by, or is under common control with such Stockholder, including without limitation any general partner, managing member, officer or director of such Stockholder or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Stockholder.

1.2 Failure to Designate a Board Member. In the absence of any designation from Arkin or Medigus, the directors previously designated by either Arkin or Medigus, as applicable, and then serving shall be reelected if still eligible to serve as provided herein.

1.3 Removal of Board Members. Each Stockholder also agrees to vote, or cause to be voted, all Shares owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that: (i) the Stockholders Directors may not be removed from office unless such removal is directed or approved by the affirmative vote of Arkin in connection with the Arkin Director or Medigus in connection with the Medigus Directors, (ii) any vacancies created by the resignation, removal or death of a director elected by either Arkin or Medigus shall be filled pursuant to the provisions of Section 1.1, and (iii) upon the written request of Arkin to remove the Arkin Director or Medigus to remove the Medigus Directors, such director shall be removed.

Each Stockholder agrees to execute any written consents required to perform the obligations of this Agreement, and the Company agrees at the request of any party entitled to designate directors to call a special meeting of stockholders for the purpose of electing directors.

2. Covenants of the Company.

The Company agrees to use its best efforts, within the requirements of applicable law, to ensure that the rights granted under this Agreement are effective and to cause the nomination and election of the Stockholders Directors as provided in this Agreement.

3. Miscellaneous.

3.1 Transfers. The terms of this Agreement shall immediately terminate upon the transfer, sale or disposition of any Shares subject to this Agreement, with respect to such Shares.

3.2 Governing Law. This Agreement shall be governed by and construed in accordance with to the laws of the State of Israel, disregarding its conflict of laws rules. Any dispute arising under or in relation to this Agreement shall be resolved exclusively in the competent court located in Tel Aviv-Jaffa, Israel and each of the parties hereby irrevocably submits to the exclusive jurisdiction of such court.

3.3 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day (unless sender receives a delivery failure notice, in which case notice shall not be deemed to be effective), (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) two (2) business days after the deposit with an internationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth below.

3.4 Amendment and Waiver; Termination. This Agreement may be amended and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument executed by (i) Arkin and (ii) Medigus. This Agreement shall automatically terminate and be of no further force or effect upon the earlier of (a) the Stockholders mutually agreeing in writing to terminate this Agreement, or (b) such time that each of Medigus and Arkin, together with such Stockholder’s Affiliates, holds less than eight (8%) of the issued and outstanding capital stock of the Company, without requiring any further action on the part of the parties.

3.5 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default previously or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

3.6 Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

3.7 Entire Agreement. This Agreement and the Company’s charter documents constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled.

3.8 Further Assurances. At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.

3.9 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Voting Agreement as of the date first written above.

COMPANY

SCOUTCAM INC.

By:	/s/ Yaron Silberman
Name:	Yaron Silberman
Title:	Chief Executive Officer

By:	/s/ Tanya Yosef
Name:	Tanya Yosef
Title:	Chief Financial Officer

Address: Suite 7A, Industrial Park, P.O. Box 3030 Omer, Israel 8496500

STOCKHOLDERS:

M. Arkin (1999) Ltd.

By:	/s/ Mori Arkin
Name:	Mori Arkin
Title:	Director

Address: Hachoshlim 6, Herzliya, Israel

Medigus Ltd.

By:	/s/ Liron Carmel
Name:	Liron Carmel
Title:	Chief Executive Officer

Address: Omer Industrial Park, No. 7A, P.O. Box 3030, Omer 8496500, Israel